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                                                                        EX - 2.1

                              ARTICLES OF AMENDMENT
                                     TO THE
                           SECOND AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                               FLORIDA BANKS, INC.

               The name of the Corporation is FLORIDA BANKS, INC.

      The undersigned certifies, on behalf of the Corporation, that pursuant to the authority contained in its Second Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), and in accordance with the provisions of Section 607.0602(4) of the Florida Business Corporation Act (the "Act"), the Board of Directors of the Corporation by unanimOUs written consent, dated December 9, 2002, pursuant to Section 607.0821 of the Act, duly approved and adopted the following resolution, which resolution is effective without approval of the Corporation's shareholders pursuant to Section 607.0602(4) Of the Act and remains in full force and effect on the date hereof:

      RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation and Section 607.0602 of the Act, a series of preferred stock of the CorporatIOn be, and it hereby is, created, and the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

      1. Designation. The designation of the series of preferred stock created by this resolution shall be Series C Preferred Stock, $100.00 par value per share (hereinafter referred to as the "Series C Preferred Stock"), and the initial number of shares constituting such series shall be 50,000. Such number may be increased or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors of the Corporation and upon the consent of the holders of a majority of the Series C Preferred Stock ("Majority Consent"). The Series C Preferred Stock shall rank prior to the common stock of the Corporation, $.01 par value per share (the "Common Stock"), with respect to the payment of dividends and the distribution of assets.

      2. Dividend Rights.

            (a) The holders of shares of Series C Preferred Stock shall be entitled to receive on a per share basis

                  (1) when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends, at an annual rate of 5.0% per share (expressed as a percentage of the $100.00 per share liquidation preference set forth in Section 3 hereof) payable in arrears in quarterly installments to be mailed: (i) no later than forty-five days after the end of the fourth fiscal quarter of each fiscal year of the Corporation; and (ii) no later than fifteen (15) days after the end of the first, second and third fiscal quarters of each fiscal year of the Corporation (the "Regular Dividend") plus,

                  (2) if quarterly dividends on the common stock are ever greater than the Quarterly Equivalent Dividend Amount, the amount of such excess times the Notional Exchange Ratio, payable in the same manner on which the Common Stock dividends are being paid.

            The Quarterly Equivalent Dividend Amount shall be equal to 25% of the Regular Dividend divided by the Notional Exchange Ratio. Dividends on the Series C Preferred Stock will be non-cumulative. The rate at which dividends are paid shall be adjusted for any combinations or divisions or similar recapitalizations affecting the shares of Series C Preferred Stock. So long as any shares of
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      Series C Preferred Stock are outstanding, (i) the amount of all dividends paid with respect to the shares of Series C Preferred Stock pursuant to this subparagraph shall be paid pro rata to the holders entitled thereto and (ii) holders of shares of Series C Preferred Stock shall be entitled to receive the dividends provided for in this subparagraph in preference to and in priority over any dividends upon any Common Stock.

            (b) The Corporation shall not (i) declare, pay or set apart for payment any dividends or distributions on any stock ranking as to dividends junior to the Series C Preferred Stock (other than dividends paid in shares of such junior stock) or (ii) make any purchase or redemption of, or any sinking fund payment for the purchase or redemption of, any stock ranking as to dividends junior to the Series C Preferred Stock (other than a purchase or redemption made by issue or delivery of such junior stock) unless all dividends payable on all outstanding shares of Series C Preferred Stock for all past dividend periods shall have been paid in full or declared and a sufficient sum set apart for payment thereof.

      3. Liquidation Preference.

            (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series C Preferred Stock at that time shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders an amount equal to $100.00 per share plus (1) an amount equal to accrued and unpaid dividends thereon through and including the date of such distribution and (2) plus to the extent that distributions under this provision on the Common Stock exceeds the Common Liquidation Equivalent Amount, an amount equal to such excess times the Notional Exchange Ratio, before any distribution shall be made to the holders of any class of stock of the Corporation ranking junior to the Series C Preferred Stock as to the distribution of assets. The Common Liquidation Equivalent Amount shall be equal to $100.00 divided by the Notional Exchange Ratio, plus the Regular Dividend.

            (b) If the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to the Series C Preferred Stock, the holders of Series C Preferred Stock at that time shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

            (c) The merger or consolidation of the Corporation into or with any other corporation, the merger or consolidation of any other corporation into or with the Corporation or the sale of the assets of the Corporation substantially as an entirety shall not be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph.

      4. Conversion Rights. The shares of Series C Preferred Stock shall not, by its terms, be convertible into any other securities of the Corporation.

      5. Voting Rights. Holders of Series C Preferred Stock shall have no voting rights except as required by law or as expressly provided herein. The following actions may not be taken except upon Majority Consent:

            (i) the amendment of the terms of the Series C Preferred Stock; or

            (ii) the authorization any class of stock ranking prior or equal to the Series C Preferred Stock in respect of dividends or distribution of assets on liquidation.
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      6. Reacquired Shares. Shares of Series C Preferred Stock redeemed, or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of the Corporation's preferred stock without designation as to series.

      7. No Sinking Fund. Shares of Series C Preferred Stock are not subject to the operation of a sinking fund.

      8. Mandatory Redemption.

      (a) The Series C Preferred Stock shall be mandatorily redeemable by the Corporation upon a Change of Control and at the Redemption Price.

      (b) For purposes of this Section 8, the following terms shall have the indicated definitions:

      "Change of Control" shall mean a merger or consolidation of the Corporation with any other corporation or the sale or disposition of the Corporation of all or substantially all of the Corporation's assets to another corporation other than (A) a merger or consolidation or sale that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Corporation, at least 51% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation or sale effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in the federal securities laws), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation) representing 25% or more of the combined voting power of the Corporation's then outstanding voting securities; or (C) a plan of complete liquidation of the Corporation.

      "Redemption Price" shall mean, at the election of the holders of the Series C Preferred Stock an amount per share equal to (1) the liquidation preference payable under Section 3, payable in cash or (2) ten times the consideration per common share being received in the Change of Control transaction by holders of the Corporation's Common Stock.

      9. Notional Exchange Ratio. The Notional Exchange Ratio shall be 10 (10 shares of Common Stock for one share of Series C Preferred Stock), which ratio shall be subject to equitable adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar matters in the same manner as if the Series C Preferred Stock were convertible into the Corporation's Common Stock.

      The foregoing Amendment to the Corporation's Second Amended and Restated Articles of Incorporation is filed pursuant to Section 607.1006 of the Act and was duly adopted by the unanimous written consent of the Corporation's Board of Directors without a meeting pursuant to Section 607.0821 of the Act and is effective without approval of the Corporation's shareholders pursuant to
Section 607.0602(4) of the Act.

      IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of the 31st day of December, 2002.

                                       /s/ T. Edwin Stinson, Jr.
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                                         T. Edwin Stinson, Jr.,
                                         Chief Financial Officer